As filed with the Securities and Exchange Commission on March 26, 2007.

                          Registration No. 333-________

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--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ATC HEALTHCARE, INC.

                    -----------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                     11-2650500
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                               1983 Marcus Avenue
                             Lake Success, NY 11042
                                 (516) 750-1600


  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Daniel M. Pess
            Senior Vice President-Finance and Chief Financial Officer
                              ATC Healthcare, Inc.
                               1983 Marcus Avenue
                             Lake Success, NY 11042
                                 (516) 750-1600

           -----------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              David J. Hirsch, Esq.
                       Keevican Weiss Bauerle & Hirsch LLC
                      11th Floor, Federated Investors Tower
                               1001 Liberty Avenue
                              Pittsburgh, PA l5222
                                 (412) 355-2600

        Approximate date of commencement of proposed sale to the public:

   From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If  this  Form  is  a  registration   statement   pursuant  to  General
Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                                              Proposed
  Title of Each Class                                   Proposed               Maximum
  of Securities to be         Amount to be          Maximum Offering      Aggregate Offering         Amount of
       Registered            Registered (1)       Price Per Share (2)         Price (2)           Registration Fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Class A Common Stock,
$.01 par value                10,989,999(3)              $0.33                $3,626,700               $111.34
----------------------------------------------------------------------------------------------------------------------

(1) Based upon the maximum number of shares of Class A Common Stock that may be sold by the selling stockholders. Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's Class A Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization, or similar transaction effective without receipt of consideration by the Registrant.

(2) Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) of the Securities Act. The price per share of Class A Common Stock and the maximum aggregate offering price are based upon the closing price of the Registrant's Class A Common Stock as reported on the American Stock Exchange on March 9, 2007.

(3) Includes 3,990,001 shares of Class A Common Stock that may be issued upon the exercise of warrants.

         The Registrant amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell the securities, or accept an offer to buy the securities, until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell the securities, and is not soliciting offers to buy the securities, in any state where such offer or sale is not permitted.

                   Subject to Completion, dated March 12, 2007

PROSPECTUS

                              ATC Healthcare, Inc.

                    10,989,999 Shares of Class a Common Stock

         This Prospectus relates to the resale from time to time of up to 10,989,999 shares of our Class A Common Stock ("Common Stock") that we have issued or may issue in the future to the selling stockholders listed in the section entitled "Selling Stockholders" on page 11 of this Prospectus. Under this Prospectus, the selling stockholders, and any of their transferees, donees, devisees, legatees, distributes, or pledgees, or other successors-in-interest, may offer and resell the shares of Common Stock for their own accounts. We are not selling any shares under this Prospectus and we will not receive any of the proceeds from the sale of shares by them.

         The selling stockholders may sell the shares of Common Stock described in this Prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled "Plan of Distribution" on page 15 of this Prospectus. We have agreed to bear all of the expenses in connection with the registration of the shares.

         Our Class A Common Stock is currently traded on the American Stock Exchange under the symbol "AHN". As of March 9, 2007, the closing price of our Class A Common Stock was $0.33.

         Investing in our Common Stock involves risks. See the section entitled "Risk Factors" on page 2 of this Prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is _____, 2007.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents incorporated by reference into this Prospectus contain forward-looking statements that are based on current expectations, estimates, and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in the section entitled "Risk Factors" on page 2 of this Prospectus and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a continuous offering process. Under this continuous offering process, the selling stockholders may, from time to time, sell the securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the securities that may be offered by the selling stockholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this Prospectus and, in certain cases, a prospectus supplement containing more specific information about the selling shareholder and the terms of the securities being offered. The prospectus supplement may also add, update, or change information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any prospectus supplement, you should rely on the information in that Prospectus supplement. You should carefully read both this Prospectus and any prospectus supplement, including documents incorporated by reference herein, together with the additional information described in the section entitled "Where You Can Find More Information" on page 17 of this Prospectus.

         We have not authorized any dealer, salesman, or other person to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and any accompanying supplement to this Prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this Prospectus or any accompanying prospectus supplement. This Prospectus and any accompanying supplement to this Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this Prospectus and any accompanying supplement to this Prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this Prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this Prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----

SUMMARY...................................................................1

RISK FACTORS..............................................................2

   Risks Related To Our Business..........................................2

   Risks Related to our Common Stock.....................................10

USE OF PROCEEDS..........................................................11

SELLING STOCKHOLDERS.....................................................11

PLAN OF DISTRIBUTION.....................................................15

LEGAL MATTERS............................................................17

EXPERTS..................................................................17

WHERE YOU CAN FIND MORE INFORMATION......................................18

INCORPORATION BY REFERENCE...............................................18

                                     SUMMARY

         This summary highlights information contained elsewhere in this Prospectus and in the documents incorporated by reference. It does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our business information, financial statements and their related notes, incorporated by reference in this Prospectus, as well as the information set forth in any prospectus supplement. You should carefully consider, among other things, the matters discussed in the section entitled "Risk Factors" beginning on page 2 of this Prospectus.

         This Prospectus related to shares of our Class A Common Stock ("Common Stock") which may be offered and sold from time to time by the selling stockholders listed in the section entitled "Selling Stockholders" beginning on page 11 of this Prospectus, and by any transferees, donees, devises, legatees, distributes, or pledges, or other successors-in-interest of the selling stockholders.

The Company

         We provide supplemental staffing to health care facilities through a network of 56 offices in 35 states. We offer our clients qualified health care staff in over 50 job categories ranging from the highest level of specialty nurse, including critical care, neonatal and labor and delivery, to medical administrative staff, including third party billers, administrative assistants, claims processors, collection personnel and medical records clerks.

         We are incorporated in the State of Delaware. Our principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042. Our telephone number is 516.750.1600. Our website is www.atchealthcare.com. Information contained in our website is not incorporated by reference into, and does not constitute part of, this Prospectus. Our fiscal year for financial reporting ends on February 28(29). References in this Prospectus to "Common Stock" refer to our Class A Common Stock.

The Offering

Common Stock offered         10,989,999 shares.

Common Stock outstanding     46,476,580  shares.  Based upon shares of our
                             Common Stock issued and outstanding as of March 9, 2007.

Risk factors

                             Investment in our securities involves risks. You should carefully consider the risk factors described under the section entitled "Risk Factors" beginning on page 2 of this Prospectus as
                             well as any  other   information  in  this
                             Prospectus,   any  prospectus supplement  and any
                             document incorporated herein by reference before investing in any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Use of proceeds              The proceeds from the sale of the shares of our
                             Common Stock being offered by the selling stockholders pursuant to this Prospectus and any prospectus supplement, if applicable, net of any broker's fee or commissions, will belong to the s elling stockholders. We will not receive any of the proceeds from the sale of these shares. See the section entitled "Use of Proceeds" beginning on page 11 of this Prospectus.

Plan of Distribution         The shares may be offered and sold from time to
                             time by selling stockholders, and any transferees, donees, devisees, legatees, distributees, or pledgees, or other successors-in-interest of the shares, through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See the section entitled "Plan of Distribution" beginning on page 15 of this Prospectus.

                                 RISK FACTORS

         Any investment in our shares of Common Stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this Prospectus, before you decide to buy our Common Stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our Common Stock to decline, which may cause you to lose all or a part of the money you paid to buy our Common Stock.

Risks Related to our Business

Currently we are unable to recruit enough nurses to meet our clients' demands for our nurse staffing services, limiting the potential growth of our staffing business.

         We rely substantially on our ability to attract, develop and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licenses necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. Demand for temporary nurses fluctuates based on hospital admission levels and nurses working full time for hospitals rather than working through temporary staffing agencies. Accordingly, when our clients request temporary nurse staffing we must recruit from a smaller pool of available nurses, from which our competitors also recruit. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage has existed since approximately 2000. This shortage of nurses limits our ability to grow our staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will further exacerbate the existing nurse shortage. To remedy the shortage we have increased advertising on our website and other industry visited websites to attract new nurses to work for us. We also offer a variety of benefits to our employees such as life insurance, medical and dental insurance, a 401(k) plan, in some cases a sign-on bonuses for new employees and recruitment bonuses for current employees who refer new employees to us. In addition, we have recently started recruiting nurses from foreign countries, including India and the Philippines.

The costs of attracting and retaining qualified nurses and other healthcare personnel have risen.

         We compete with other healthcare staffing companies for qualified nurses and other healthcare personnel. Because there is currently a shortage of qualified healthcare personnel, competition for these employees is intense. To induce healthcare personnel to sign on with them, our competitors have increased hourly wages and other benefits. In response to such increases by our competitors, we raised the wages and increased benefits that we offer to our personnel during 2005. Because we were not able to pass the additional costs to certain clients, our margins declined and we were forced to close approximately 18 of our offices that could no longer operate profitably.

We operate in a highly competitive market and our success depends on our ability to remain competitive in obtaining and retaining hospital and healthcare facility clients and temporary healthcare professionals.

         The temporary medical staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies and with specialized temporary staffing agencies. Many of these companies have greater marketing and financial resources than we do. Competition for hospital and healthcare facility clients and temporary healthcare professionals may increase in the future and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause further volatility in our stock price . In addition, the development of alternative recruitment channels, such as direct recruitment and other channels not involving staffing companies, could lead our hospital and healthcare facility clients to bypass our services, which would also cause our revenues and margins to decline.

Our business depends upon our continued ability to secure new orders from our hospital and healthcare facility clients.

         We do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients. The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare facilities. Our hospital and healthcare facility clients are free to place orders with our competitors and may choose to use temporary healthcare professionals that our competitors offer. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

Decreases in patient occupancy at our clients' facilities may adversely affect the profitability of our business.

         The general level of patient occupancy at our clients' facilities significantly affects demand for our temporary healthcare staffing services. When a hospital's occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of occupancy downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, occupancy at our clients' facilities could decline. This reduction in occupancy could adversely affect the demand for our services and our profitability.

Healthcare reform could negatively impact our business opportunities, revenues and margins.

         The U.S. government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. Some of these proposals could have adversely affected our business. While the U.S. Congress has not adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If some of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

         State governments have also attempted to control increasing healthcare costs. For example, the State of Massachusetts implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses' aides. The state of Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes. Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge. Any such current or proposed laws could seriously harm our business, revenues and margins.

         Furthermore, third party payers, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payers could reduce the demand for, or the price paid for our staffing services.

We are dependent on the proper functioning of our information systems.

         Our Company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

We may be legally liable for damages resulting from our hospital and healthcare facility clients' mistreatment of our healthcare personnel.

         Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment, negligence and other similar injuries caused by our hospital and healthcare facility clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified healthcare professionals in the future.

If state licensing regulations that apply to us change, we may face increased costs that reduce our revenue and margins.

         In some states, firms in the temporary healthcare staffing industry must be registered to establish and advertise as a nurse staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we would be required to cease operating in those states. The introduction of new licensing regulations could substantially raise the costs associated with hiring temporary employees. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees, which would reduce our revenue and margins.

Future changes in reimbursement trends could hamper our clients' ability to pay us.

         Many of our clients are reimbursed under the federal Medicare program and state Medicare programs for the services they provide. No portion of our revenue is directly derived from Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

Competition for acquisition opportunities may restrict our future growth by limiting our ability to make acquisitions at reasonable valuations.

         Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. Between March 2001 and February 2003, we acquired nine unaffiliated companies. These companies had an aggregate of approximately $11.8 million in revenue at the time they were purchased. From February 2003 to November 2006 we completed one acquisition (June 2006) with expected annual revenues of approximately $9-10 million. From December 2006 to March 2007 we completed three acquisitions with expected annual revenues of $5.2 million.

         We have historically faced competition for acquisitions. While to date such competition has not affected our growth and expansion, in the future such competition could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less attractive to us.

We may face difficulties integrating our acquisitions into our operations and our acquisitions may be unsuccessful, involve significant cash expenditures, or expose us to unforeseen liabilities.

         We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that complement or enhance our business. From time to time, we engage in strategic acquisitions of such companies or their assets.

         While to date, we have generally not experienced problems, except for our former AllCare Nursing business that we acquired in early 2002 and sold three years later, these acquisitions involve numerous risks, including:

     o    potential loss of key employees or clients of acquired companies;

     o difficulties integrating acquired personnel and distinct cultures into our business;

     o    difficulties   integrating  acquired  companies  into  our  operating,
          financial planning and financial reporting systems;

     o    diversion of management attention from existing operations; and

     o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

         These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition. Further, our revolving loan agreement with HFG Healthco-4 LLC requires that we obtain the written consent of HFG Healthco-4 LLC before engaging in any investing activities not in the ordinary course of business, including but not limited to any mergers, consolidations and acquisitions. The restrictive covenants of the revolving loan agreement with HFG Healthco-4 LLC may make it difficult for us to expand our operations through acquisitions and other investments if we are unable to obtain their consent.

Significant legal actions could subject us to substantial uninsured liabilities.

         We may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. Such claims could involve large claims and significant defense costs. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are adequate and appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities, which could adversely affect our financial results.

If our insurance costs increase significantly, these incremental costs could negatively affect our financial results.

         The costs related to obtaining and maintaining workers compensation, professional and general liability insurance and health insurance for healthcare providers has been increasing as a percentage of revenue. Our cost of workers compensation, professional and general liability and health insurance for healthcare providers for the fiscal years ending February 28, 2006, 2005 and 2004 was $2.1 million, $1.9 million and $2.8 million, respectively. The corresponding gross margin for the same time periods was 23.5%, 19.4% and 22.2%, respectively. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs that may negatively affect our margins. This could have an adverse impact on our financial condition and the price of our common stock.

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

         Except for a few states that require workers compensation through their state fund, we provide workers compensation coverage through a program that is partially self-insured. Zurich Insurance Company provides specific excess reinsurance of $400,000 per occurrence as well as aggregate coverage for overall claims borne by the group of companies that participate in the program. The program also provides for risk sharing among members for infrequent, large claims over $100,000. If we become subject to substantial uninsured workers compensation liabilities, our financial results may be adversely affected.

We have a substantial amount of goodwill on our balance sheet. A substantial impairment of our goodwill may have the effect of decreasing our earnings or increasing our losses.

         As of November 30, 2006, we had $6,134 of goodwill on our balance sheet. The goodwill represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. At November 30, 2006, goodwill represented 23.7% of our total assets.

         Historically, we amortized goodwill on a straight-line basis over the estimated period of future benefit of up to 15 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that, beginning on March 1, 2002, goodwill not be amortized, but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We have adopted the provisions of SFAS No. 141 and SFAS No. 142 as of March 1, 2002. Although it does not affect our cash flow, an impairment charge to earnings has the effect of decreasing our earnings. If we are required to take a charge to earnings for goodwill impairment, our stock price could be adversely affected.

Demand for medical staffing services is significantly affected by the general level of economic activity and unemployment in the United States.

         When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies, including our hospital and healthcare facility clients, reduce their use of temporary employees before laying off full-time employees. In addition, we may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse impact on our financial condition and results of operations.

Our ability to borrow under our credit facility may be limited.

         We have an asset-based revolving credit line with HFG Healthco-4 LLC that currently has a maximum borrowing amount of $15 million. As of November 30, 2006 and February 28, 2006, we had approximately $12.5 million and $10.5 million, respectively, outstanding under the revolving credit line. On April 22, 2005 we sold our AllCare Nursing business and applied approximately 13 million of the proceeds to repayment of our credit line. In connection with the transaction, the credit line was extended until April 2008. At that time approximately $7.1 million was outstanding and we had additional borrowing capacity of $1.8 million. Our ability to borrow under the credit facility is based upon, and thereby limited by, the amount of our accounts receivable. Any material decline in our service revenues could reduce our borrowing base, which could cause us to lose our ability to borrow additional amounts under the credit facility. In such circumstances, the borrowing availability under the credit facility may not be sufficient for our capital needs.

The possible inability to attract and retain licensees may adversely affect our business.

         Maintaining quality licensees, managers and branch administrators will play a significant part in our future success. The possible inability to attract and retain qualified licensees, skilled management and sufficient numbers of credentialed health care professionals and para-professionals and information technology personnel could adversely affect our operations and quality of service. Also, because the travel nurse program is dependent upon the attraction of skilled nurses from overseas, such program could be adversely affected by immigration restrictions limiting the number of such skilled personnel who may enter and remain in the United States.

Our success depends on the continuing service of our senior management. If any member of our senior management were to leave, this may have a material adverse effect on our operating results and financial performance.

         Changes in management could have an adverse effect on our business. We are dependent upon the active participation of Messrs. David Savitsky, our Chief Executive Officer, and Stephen Savitsky, our President. We have entered into employment agreements with both of these individuals. While no member of our senior management has any plans to retire or leave our company in the near future, the failure to retain our current management could have a material adverse effect on our operating results and financial performance. We do not maintain any key life insurance policies for any of our executive officers or other personnel.

Our Certificate of Incorporation and By-laws, as amended, contain certain provisions that may prevent a change in control of our company in situations when such a change in control would be beneficial to our stockholders, which may have a material adverse effect on our financial performance and the market price of our Common Stock.

         Our By-laws provide for a classified Board of Directors with staggered three-year terms for directorships. Our By-laws also allow the Board of Directors to increase Board membership without stockholder approval. Subject to the rights of the holders of any series of preferred stock outstanding, vacancies on the Board of Directors, including new vacancies created by an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors without stockholder approval. Further, subject to the rights of holders of any series of preferred stock outstanding, directors may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. In addition, our by-laws may be amended or repealed or new by-laws may be adopted by the Board without stockholder approval and our stockholders may amend, repeal or adopt new by-laws only upon the affirmative vote of 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. Each of these provisions may allow our Board of Directors to entrench the current members and may prevent a change in control of our company in situations when such a change in control would be beneficial to our stockholders. Accordingly, these provisions of our by-laws could have a material adverse effect on our financial performance and on the market price of our common stock.

Risks Related to our Common Stock

Our failure to meet continued listing standards of the American Stock Exchange may lead to the delisting of our Common Stock, which would have a material adverse effect on the price of our Common Stock.

         Our Class A Common Stock is currently traded on the American Stock Exchange ("AMEX"). For continued trading on AMEX, we must meet certain continued listing standards, including maintaining a sales price of our Common Stock above $1.00 per share. Currently, we do not meet that standard. While to date we have not received a notice of noncompliance with continued listing standards relating to that standard, we could receive one in the future, which may lead to the suspension of trading in or to the delisting of our Common Stock from AMEX.

Our historic stock price has been volatile and the future market price of our Common Stock is likely to continue to be volatile. This may make it difficult for you to sell our Common Stock at prices that you find attractive.

         The public market for our Common Stock has historically been very volatile. Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. As a result, this may make it difficult or impossible for you to sell our Common Stock at prices that you find attractive.

If we are delisted from AMEX, our Common Stock may be subject to the "penny stock" rules of the SEC, which makes transactions in our Common Stock cumbersome and may reduce the value of an investment in our stock.

         The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the in investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

         This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders, by those persons or entities to whom or to which they transfer, donate, devise, bequeath, distribute, or pledge their shares, or by other successors-in-interest. We will not receive any of the proceeds from the sale of those shares.

                              SELLING STOCKHOLDERS

         On January 16, 2007, we sold to Roaring Fork Capital SBIC L.P., Greenwood Village, Colorado, an accredited investor, 2,000,000 shares of our Class A Common Stock at $0.30 per share totaling $600,000, together with warrants to acquire 1,000,000 Class A common shares at $0.45 per share exercisable over a five-year period. In connection with that transaction, we issued to Bathgate Capital Partners LLC, Englewood, Colorado ("Bathgate"), the finder for the transaction, warrants to purchase 140,000 shares of Class A Common Stock at $0.45 per share exercisable over a five-year period.

         On March 5, 2007, we sold to Enable Growth Partners LP, Enable Opportunity Partners LP, and Pierce Diversified Strategy Master Fund LLC, Ena, all of San Francisco, California, and accredited investors, 4,333,332 shares of our Class A Common Stock at $0.30 per share totaling $1,300,000, together with warrants to acquire 2,166,667 Class A common shares at $0.45 per share exercisable over a five-year period. As part of that transaction, we issued to Bathgate , the finder for the transaction, warrants to purchase 350,000 shares of Class A Common Stock at $0.45 per share exercisable over a five-year period. In addition, at the same time, we sold to certain individuals who are associated with the finder and who are accredited investors, 666,666 shares of our Class A Common Stock at $0.30 per share totaling $200,000, together with warrants to acquire 333,333 Class A common shares at $0.45 per share exercisable over a five-year period.

         This Prospectus relates to the possible resale by Roaring Fork Capital, Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, Bathgate, and the above-named individuals associated with Bathgate, of shares of our Class A Common Stock which we have issued or may in the future issue as part of the transactions described above, or by their transferees, donees, devisees, legatees, distrubutees, or pledgees, or other successors-in-interest. As used in this Prospectus, the term "selling shareholder" includes Roaring Fork Capital, Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, Bathgate, and the above-named individuals associated with Bathgate, and those persons or entities to whom or to which they transfer, donate, devise, bequeath, pledge, or distribute their shares, or other successors-in-interest.

         We are filing the registration statement of which this Prospectus is a part to register the resale of the shares below pursuant to provisions of registration rights agreements we entered into as part of the above transactions.

         The table below provides information regarding the named selling stockholders and the number of shares that each selling stockholder is offering. We have prepared this table based upon information furnished to us by or on behalf of the named selling stockholders. The table reflects holdings as of March 9, 2007. The percentage ownership information in the table is based upon 46,476,580 shares of our Class A Common Stock issued and outstanding as of March 9, 2007. The shares listed in the table may be sold by the named selling stockholders, by those persons or entities to whom or to which they transfer, donate, devise, bequeath, pledge, or distribute their shares, or by other successors-in-interest. The information regarding number of shares being offered represents all of the shares that a named selling stockholder may offer under this Prospectus. The information concerning shares beneficially owned after this offering assumes the sale of all shares offered by each of the named selling stockholders. The named selling stockholders may sell some, all, or none of their shares. We do not know how long the named selling stockholders may hold their shares before selling them. Accordingly, we cannot estimate the number of shares the named selling stockholders will actually sell under this Prospectus. In addition, the shares listed below may be sold pursuant to this Prospectus or in privately negotiated transactions.

         The named selling stockholders have not held any position or office, or had any other material relationship, with us or with any of our predecessors or affiliates within the past three years, except as follows. On May 31, 2006, we sold to Roaring Fork Capital 500 shares of our Series C Preferred Stock at
$2,000.70 per share for approximately $1,000,000. Shares of our Series C Preferred Stock are convertible into shares of our Class A Common Stock at $0.40 per share. As part of that purchase, we also issued to Roaring Fork a warrant to purchase 741,000 shares of Class A Common Stock at $0.45 per share exercisable over a five-year period. Dividends are payable on shares of Series C Preferred Stock at the annual rate of 6.0% of the issuance price per share in shares of additional Series C Preferred Stock. The information in the table below relating to shares beneficially owned before the offering, and to shares beneficially owned after the offering, for Roaring Fork include shares of Common Stock relating to that May 2006 transaction.

         In addition, in connection with that May 2006 transaction with Roaring Fork, Bathgate acted as finder and received a warrant to purchase 155,000 shares of our Class A Common Stock. Bathgate has distributed those warrants among certain of its employees. Earlier, in connection with the sale of $1,250,000 of our Convertible Notes due September 14, 2006, Bathgate acted as finder and received warrants to purchase 270,270 shares of our Class A Common Stock. Bathgate has also allocated those warrants among certain of its employees.

         The shares of our Class A Common Stock issued and to be issued in the future to Roaring Fork as part of the May 2006 transaction described above, and to be issued in the future to employees of Bathgate as a result of finder fees paid to Bathgate in 2005 and 2006, are covered by the Prospectus which is a part of our Registration Statement on Form S-3 No. 333-136387, which became effective on August 18, 2006.

         The share information in the table below is based upon the "beneficial ownership" of shares. "Beneficial ownership" is determined under Section 13(d) of the Securities Exchange Act of 1934, and under Rule 13d-3(d) promulgated by the Securities and Exchange Commission under that Act. Beneficial ownership include shares over which the named beneficial owner exercises voting or investment power and includes shares as to which the named beneficial owner has the right to acquire voting or investment power within sixty (60) days.

         The following table includes all of the shares which the named selling stockholders acquired in the January and March 2007 transactions described above, all of the shares which they may acquire in the future upon exercise of the warrants issued in those two transactions, and all of the additional shares held, as well as shares covered by warrants held, by them as of March 9, 2007, as reported to us as by them. We believe that the named selling stockholders have sole voting and investment power with respect to all of those shares. Since the date on which they provided us with information, the named selling stockholders may have sold, transferred, or otherwise disposed of some or all of those shares in transactions exempt from the registration requirements of the Securities Act of 1933.


                                            SHARES BENEFICIALLY OWNED                                 SHARES BENEFICIALLY
                                               BEFORE THE OFFERING                                  OWNED AFTER THE OFFERING
    NAME AND ADDRESS OF                                                       NUMBER OF SHARES
     BENEFICIAL OWNER                        Number            Percent          BEING OFFERED         Number         Percent

---------------------------                  --------         ---------      --------------------     ------          ------
Roaring Fork Capital SBIC L.P.              8,383,161           18.0%           3,000,000            5,383,161        11.6%
5350 South Roslyn Street
Suite 380
Greenwood Village, CO  80111

Enable Growth Partners LP                   5,525,000          9.9%(1)          5,525,000                0              0%
One Ferry Building, Suite 255
San Francisco, CA  94111

Enable Opportunity Partners LP               650,000             1.4%            650,000                 0              0%
One Ferry Building, Suite 255
San Francisco, CA   94111

Pierce Diversified Strategy                  324,999              *              324,999                 0              0%
  Master Fund LLC, Ena
One Ferry Building, Suite 255
San Francisco, CA   94111

Bathgate Capital Partners LLC                490,000             1.1%            490,000                 0              0%
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Margaret Bathgate                           421,780(2)            *              150,000              271,780(2)        *
6376 East Tufts Avenue
Englewood, CO   80111

Brian Curd IRA                                37,500              *              37,500                  0              0%
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

J. D. Finley                                  37,500              *              37,500                  0              0%
5350 South Roslyn Street
Suite 400
Greenwood Village, CO   80111

Ann Fulton                                    55,911              *              50,000                5,911            *
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Richard T. Huebner IRA                       180,000              *              150,000              30,000            *
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111


                                       14



George A. Johnson                            150,000              *              150,000                 0              0%
  Rollover IRA #2
5350 South Roslyn Street
Suite 400
Greenwood Village, CO   80111

J. Scott Liolios                             128,000              *              125,000               3,000            *
2431 West Coast Highway
Suite 205
Newport Beach, CA   92663

William Douglas Moreland                     300,000              *              300,000                 0              0%
5350 South Roslyn Street
Suite 400
Greenwood Village, CO   80111

----------

*      Less than one percent.

(1) Does not include any shares held, or covered by warrants held, by Ms. Bathgate's spouse, Steven M. Bathgate, as to which she disclaims beneficial ownership.

(2) Under the terms of its Warrant to Purchase Shares of Class A Common Stock dated March 5, 2007, the form of which is attached as Exhibit 4.2 to the Registration Statement of which this Prospectus is a part, Enable Growth Partners LP is precluded from exercising its warrants to the extent that it would thereby beneficially own in excess of 9.99% of our issued and outstanding shares of Common Stock after the exercise. The number of shares shown in the table as beneficially owned before the offering, and as being offered, by Enable Growth Partners, represents the total number of shares purchased by it on March 5, 2007 and covered by warrants issued to it on that date, and being registered for resale. That total number of shares represents 11.9% of our issued and outstanding shares of Common Stock as of March 9, 2007. The warrants issued to Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, Ena, on March 5, 2007, contain the same restriction as does Enable Growth Fund's warrants.

                              PLAN OF DISTRIBUTION

         Each selling stockholder of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the American Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o    a combination of any such methods of sale; or

     o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this Prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

         In connection with the sale of the Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Each selling shareholder named in this Prospectus has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

         The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We have agreed to keep this  Prospectus  effective until the earlier of
(i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act of 1933 or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act of 1933 or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale, including by compliance with Rule 172 under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock being offered hereby have been passed upon for us by Keevican Weiss Bauerle & Hirsch LLC, Pittsburgh, Pennsylvania.

                                     EXPERTS

         Goldstein Golub and Kessler, LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended February 28, 2006, as set forth in their report, which is incorporated by reference in this Prospectus. Our financial statements are incorporated by reference in reliance upon that report, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of our Common Stock offered hereby. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information about us and the Common Stock offered by this Prospectus, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with it may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from that office upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Those periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above.

         You should rely only on the information provided in this Prospectus and the registration statement. We have not authorized anyone else to provide you with different information. Our securities are not being offered in any state where the offer is not permitted. You should assume that the information in this Prospectus is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospectus may have changed since those dates.

                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus. Information in this Prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this Prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and Prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934;

         1. Our Annual Report on Form 10-K for the year ended February 28, 2006, filed on May 30, 2006, SEC File Number 001-31271;

         2. Our Annual Report on Form 10-K/A for the year ended February 28, 2006, filed on June 27, 2006, SEC File Number 001-31271;

         3. Our Quarterly Reports on Form 10-Q for the quarter ended May 31, 2006, filed on July 17, 2006, for the quarter ended August 31, 2006, filed on October 16, 2006, and for the quarter ended November 30, 2006, filed on January 16, 2007, SEC File Number 001-31271;

         4. Our Definitive Proxy Statement for our 2006 Annual Meeting of Stockholders filed on July 3, 2006, SEC File Number 001-31271;

         5. Our Current Reports on Form 8-K filed on May 31, 2006, June 1, 2006, June 12, 2006, July 17, 2006, July 18, 2006, October 17,
                  2006,  January 19, 2007, March 2, 2007, and March 6, 2007, SEC
                  File Number 001-31271; and

         6. The description of our Class A Common Stock, par value $0.01, which is contained in Amendment No. 1 to Registration
                  Statement on Form 8-A filed on October 24, 1995, SEC File Number 000-11380, including any amendment or report filed for the purpose of updating that description.

         We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to those documents. You should direct any request for documents to: ATC Healthcare, Inc., 1983 Marcus Avenue, Lake Success, New York 11042, telephone number 516.750.1600.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth all expenses payable by the registrant in connection with the offering of the Class A Common Stock being registered. The registrant will bear all of these expenses. All of the amounts shown are estimates, except for the registration fee.

                  SEC Registration fee                          $    111.34

                  Accounting fees and expenses                  $  3,000.00

                  Legal fees and expenses                       $  5,000.00

                  Miscellaneous expenses                        $    100.00
                                                                -----------

                      Total                                     $  8,211.34

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are incorporated under the laws of the State of Delaware. Our Certificate of Incorporation provides that (i) we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), indemnify all persons whom we may indemnify pursuant thereto, and (ii) the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)(7)"). We have entered into separate indemnification agreements with certain of our officers to the same effect.

         Section 145 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed administrative, investigative, civil or criminal action, suit or proceeding (other than an action by or in the right of the corporation in question) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another company, partnership, joint venture, trust or "other enterprise" against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement he actually and reasonably incurred in connection with such an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal action or proceeding, had no reason to believe his conduct was unlawful). In the case of an action by or in the right of the corporation, he may not be indemnified in respect of any claim, issue or matter as to which he was adjudged liable to the corporation, unless and only to the extent that the court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         Payment may be made in advance of the final disposition of a criminal action or proceeding if the officer or director agrees to repay to the corporation such an amount in the event it is determined that he was not entitled to it. Indemnification against expenses (including attorney's fees) actually and reasonably incurred must be given under Section 145 to the extent an officer, director, employee or agent is successful in an action described above.

         In addition, Section 145 permits the corporation to purchase and maintain insurance on behalf of any officer, director, employee and agent of the corporation or any person serving at the corporation's request as an officer, director, employee or agent of another corporation whether or not the other corporation would have the power to indemnify him under Section 145. We maintain directors and officers liability insurance for all duly elected or appointed officers and directors.

         Section 102(b)(7) permits the corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

         The following exhibits are included as part of this registration statement.

Exhibit
Number              Description
------              -----------

3.1 Certificate of Amendment of Certificate of Stock Designation of 6% Series C Convertible Preferred Stock dated January 12, 2007.

4.1 Form of Warrant to Purchase Shares of Class A Common Stock dated January 12, 2007, issued pursuant to Common Stock and Warrant Purchase Agreement dated January 12, 2007.

4.2 Form of Warrant to Purchase Shares of Class A Common Stock dated March 5, 2007, issued pursuant to Common Stock and Warrant Purchase Agreement dated March 5, 2007.(1)

5.1                 Opinion of Keevican Weiss Baurerle & Hirsch LLC.

10.1 Common Stock and Warrant Purchase Agreement dated January 12, 2007 between the Registrant and Roaring Fork Capital SBIC LP.

10.2 Registration Rights Agreement dated January 12, 2007 between the Registrant and Roaring Fork Capital SBIC LP.

10.3 Common Stock and Warrant Purchase Agreement dated March 5, 2007 among the Registrant and the entities and individuals identified on the signature pages thereto.(1)

10.4 Registration Rights Agreement dated March 5, 2007 among the Registrant and the entities and individuals identified on the signature pages thereto. (1)

23.1                Consent of Goldstein Golub and Kessler, LLP.

23.2                Consent of Keevican Weiss Bauerle & Hirsch LLC (included in
                    Exhibit 5.1).

24.1 Power of Attorney (included on the signature page of this registration statement).
----------

(1) Previously filed as an exhibit to the Registrant's Current Report on Form 8-K dated March 6, 2007 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purpose of determining liability under the Securities Act to any purchaser:

                  (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (ii) each  prospectus  required  to be filed  pursuant to Rule
         424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

         5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on March 12, 2007.

                                      ATC HEALTHCARE, INC.

                                      By: /s/ David Savitsky
                                         ---------------------------------------
                                              David Savitsky
                                              Chief Executive Officer

         Each person whose signature appears below constitutes and appoints David Savitsky, Stephen Savitsky, and Daniel M. Pess, and each of them, with full power of substitution and resubstitution, and each of them with full power to act without the other, his, her, or its attorney-in-fact and agent, for him, her, or it and in his, her, or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his, her, or its substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



    SIGNATURE                                         TITLE                                       DATE
/s/ David Savitsky                         Chief Executive Officer and Director               March 12, 2007
------------------                         (Principal Executive Officer)
David Savitsky


/s/ Daniel M. Pess                         Senior Vice President-Finance, Chief               March 12, 2007
------------------                         Financial Officer, and Treasurer
Daniel M. Pess                             (Principal Accounting and Financial
                                           Officer)

/s/ Stephen Savitsky                       President and Chairman of the Board                March 12, 2007
--------------------
Stephen Savitsky

/s/ Bernard J. Firestone                   Director                                           March 12, 2007
------------------------
Bernard J. Firestone, Ph.D.


/s/ Jonathan Halpert                       Director                                           March 12, 2007
--------------------
Jonathan Halpert

/s/ Martin Schiller                        Director                                           March 12, 2007
-------------------
Martin Schiller

                                INDEX TO EXHIBITS

Exhibit
Number              Description
------              -----------

3.1 Certificate of Amendment of Certificate of Stock Designation of 6% Series C Convertible Preferred Stock dated January 12, 2007.

4.1 Form of Warrant to Purchase Shares of Class A Common Stock dated January 12, 2007, issued pursuant to Common Stock and Warrant Purchase Agreement dated January 12, 2007.

4.2 Form of Warrant to Purchase Shares of Class A Common Stock dated March 5, 2007, issued pursuant to Common Stock and Warrant Purchase Agreement dated March 5, 2007.(1)

5.1                 Opinion of Keevican Weiss Baurerle & Hirsch LLC.

10.1 Common Stock and Warrant Purchase Agreement dated January 12, 2007 between the Registrant and Roaring Fork Capital SBIC L.P.

10.2 Registration Rights Agreement dated January 12, 2007 between the Registrant and Roaring Fork Capital SBIC LP.

10.3 Common Stock and Warrant Purchase Agreement dated March 5, 2007 among the Registrant and the entities and individuals identified on the signature pages thereto.(1)

10.4 Registration Rights Agreement dated March 5, 2007 among the Registrant and the entities and individuals identified on the signature pages thereto (1).

23.1                Consent of Goldstein Golub and Kessler, LLP.

23.2                Consent of Keevican  Weiss Bauerle & Hirsch LLC (included in
                    Exhibit 5.1).

24.1 Power of Attorney (included on the signature page of this registration statement).

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(1)   Previously filed as an exhibit to the Registrant's  Current Report on Form
      8-K dated March 6, 2007 and incorporated herein by reference.


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